                                                                Exhibit 10.12

                              SUBLICENSE AGREEMENT

         THIS SUBLICENSE AGREEMENT made and entered into as of July 29, 1999 ("Effective Date") between INNOVATIVE BIOTECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation having offices at 335 Lang Boulevard, Grand Island, New York 14072 ("INNOVATIVE") and LIFE SCIENCES, INC., a Delaware corporation with offices at 2900 72nd Street North, St. Petersburg, FL 33710 ("LSI").

         WHEREAS, INNOVATIVE is the holder of an exclusive worldwide license from the Cornell Research Foundation, Inc. ("Foundation") under certain United States patents and applications which are listed in attached Exhibits A and B, respectively;

         WHEREAS, the work leading to the inventions disclosed and claimed in Exhibits A and B were supported in part by an agency of the U.S. Government, Foundation is obligated to comply with the U.S. Office of Management & Budget's Circular No. A-124 and 37 CFR Part 401;

         WHEREAS, LSI wants to secure a non-exclusive sublicense under said patents and patent applications under the terms and conditions herein; and

         WHEREAS, INNOVATIVE is willing to grant a non-exclusive sublicense to LSI under said patents and patent applications under the terms and conditions herein;

         NOW, THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

         ARTICLE 1 - DEFINITIONS

         The following definitions will apply throughout this Agreement:

         1.1 "Field of Use" shall mean the detection of target nucleic acids only to the extent such nucleic acids are first amplified by Nucleic Acid Sequence Based Amplification (NASBA Technology) as described in attached Exhibit C.

         1.2 "INNOVATIVE Technology" shall mean all inventions, designs, know-how, and technologies developed or licensed by INNOVATIVE, whether patented or unpatented, including without limitation inventions, designs, know-how, and technologies relating to liposomes and their use in migration strip assays, with or without the use of interdigitated electrode arrays.

         1.3 "Licensed Application" shall mean the U.S. patent applications listed at Exhibit A, and any continuation, continuation-in-part, or divisional applications thereof, as well as any foreign counterparts thereof.

         1.4 "Licensed Patent" shall mean the U.S. patents listed at Appendix B, any U.S. patents issuing from a Licensed Application, all reissues and reexamination certificates thereof, as well as any foreign counterparts thereof.

         1.5 "Licensed Products" shall mean products or uses claimed or embodied in a Licensed Application or Licensed Patent or products or uses utilizing the INNOVATIVE Technology.

         1.6 "Licensed Year" shall mean each twelve (12) month period beginning on the Effective Date of this Agreement and, thereafter, on the anniversary date thereof.

         1.7 "LSI Technology" shall mean all inventions, designs, know-how, and technologies developed or licensed by LSI, whether patented or unpatented.

         1.8 "Net Sales Revenues" shall mean the gross amount of revenue collected by LSI, its subsidiaries, contractors or sales agents from its customers for the sale or use of Licensed Products starting on the Effective Date of this Agreement, less: (1) trade and/or quantity discounts; (2) returns and allowances; (3) retroactive price reductions; and (4) royalties paid to others.

         1.9 "Term" shall mean the period of time from the Effective Date until the expiration date of the last to expire of the Licensed Patents. In the event there are no Licensed Patents, the term of this Agreement shall be eight
(8) years from the Effective Date.

ARTICLE 2 - GRANT

         2.1 Subject only to the rights of and obligations to the U.S. Government as set forth in U.S. Office of Management & Budget Circular A-124 or 37 CFR Part 401, INNOVATIVE hereby grants to the LSI for the Term, under the terms and conditions set forth below, a non-exclusive worldwide sublicense to make, have made, use, sell, offer to sell, or distribute Licensed Products in the Field of Use.

         2.2 The sublicense granted to LSI in Section 2.1 includes the right to have the Licensed Products in the Field of Use made by third parties under contract, provided such contract manufacturing is subject to and conditioned upon appropriate supervision and quality assurance and control by LSI. The contract manufacturer shall be bound in writing to respect all rights of INNOVATIVE set forth in this Agreement and to supply all Licensed Products it produces exclusively to LSI.

         2.3 LSI shall not sublicense its rights and obligations under this Agreement unless such sublicense is approved in writing by both the Foundation and INNOVATIVE.

         2.4      The rights granted to LSI pursuant to Sections 2.1, 2.2, and
2.3 do not include any right for LSI to sell to any other entity, including Organon Teknica B.V., a Boxtel Netherlands company, a product line that will combine NASBA Technology with INNOVATIVE Technology. ARTICLE 3-TECHNICAL SUPPORT TO LSI

         3.1 Provided that LSI is meeting its obligations under this Agreement, INNOVATIVE shall provide LSI with technical support regarding the INNOVATIVE Technology. Such technical support shall be in the form of phone and email consultation or onsite visits, as described in Sections 3.2 and 3.3.

         3.2 Technical support in the form of phone and email consultation shall be provided by INNOVATIVE to LSI free of charge in an amount not to exceed ten (10) hours per month.



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Any technical support requested by LSI in excess of ten (10) hours per month shall be charged to LSI at a rate of $ 175 per hour. Such amounts shall be invoiced by INNOVATIVE to LSI on a monthly basis and shall be payable by LSI within thirty (30) days of invoicing.

         3.3 Technical support in the form of onsite visits shall be provided by INNOVATIVE to LSI for a period of eighteen (18) months from the Effective Date. During this period, LSI shall be entitled to no more than four
(4) onsite visits, of duration not longer than three (3) consecutive days, exclusive of travel time, by INNOVATIVE personnel or its consultants. Alternatively, LSI may visit INNOVATIVE or one of its consultants, at its expense for one or more of these onsite visits. LSI shall be fully responsible for all travel, car rental, food and lodging, and all other reasonable travel expenses incurred by INNOVATIVE personnel or its consultants in connection with such onsite visits, provided they are approved in advance by LSI. LSI shall reimburse INNOVATIVE within ten (10) days of incurring such costs.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

         4.1 Mutual Representations. The parties each represent and warrant:

                  4.1.1 Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

                  4.1.2 Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  4.1.3 This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by such party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         4.2      Representations by INNOVATIVE

                  4.2.1 INNOVATIVE represents that, subject only to the rights of and obligations to the U.S. Government as set forth in U.S. Office of Management Budget Circular A-124 or 37 CFR, INNOVATIVE has the right to grant the above sublicense.

                  4.2.2 INNOVATIVE, to the best of its knowledge, represents that Foundation is the sole owner of the Licensed Applications and Licensed Patents, subject to the exclusive license to INNOVATIVE and the rights of the U.S. Government as set forth in U.S. Office of Management Budget Circular A-124 or 37 CFR.

                  4.2.3 INNOVATIVE MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. INNOVATIVE MAKES NO WARRANTY THAT USE OF THE INNOVATIVE TECHNOLOGY WILL NOT INFRINGE ON PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OWNED BY OTHERS.

                  4.2.4 INNOVATIVE MAKES NO REPRESENTATIONS REGARDING THE SCOPE OF THE LICENSED PATENTS AND THE LICENSED APPLICATIONS.

         4.3      Representations by LSI

                  4.3.1 LSI represents that it has certain worldwide rights together with other geographically limited rights to make, have made, use, sell, offer to sell, or distribute products utilizing NASBA Technology.

                  4.3.2 Except as to INNOVATIVE, LSI represents and warrants that no individual or entity has asserted to LSI that LSI would be infringing any foreign or domestic patent or would be misappropriating or improperly using or disclosing any trade secret, confidential information, or know-how (and LSI is unaware of any basis for such claim) which relates in any manner to the subject matter of this Agreement.

ARTICLE 5 - LICENSING FEES

         5.1 In consideration of the non-exclusive worldwide sublicense granted hereunder, LSI agrees to pay INNOVATIVE a sublicensing fee of $150,000 payable as follows:

                  5.1.1 A non-refundable payment of $ 25,000 upon execution of this Agreement;

                  5.1.2 An additional non-refundable payment of $ 25,000 on the six (6) month anniversary of the Effective Date of this Agreement;

                  5.1.3 An additional non-refundable payment of $100,000 on the eighteen (18) months anniversary of the Effective Date of this Agreement or upon the first sale of Licensed Product in the Field of Use, whichever shall occur first.

ARTICLE 6 - ROYALTY PAYMENTS

         6.1      LSI shall pay to INNOVATIVE a running earned royalty of ten
(10) percent of Net Sales Revenue for sales or uses in all regions of the world, except that a reduced royalty rate of four (4) percent of Net Sales Revenue shall apply to sales or uses in the following countries:

                  6.1.1    People's Republic of China.

                  6.1.2    Taiwan.

                  6.1.3    Nations of sub-Sahara Africa (See Exhibit D)

         6.2      Minimum Royalty Payments.


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                  6.2.1    In order to maintain its non-exclusive rights,
pursuant to this Agreement, LSI shall pay INNOVATIVE a Minimum Royalty on an annual basis, according to the following schedule:

Licensed Year                               Minimum Royalty
-------------                               ---------------

Licensed Year 1 - 1.5                       $       0
Licensed Year 1.5 - 2.0                     $  10,000 (for 6 month period)
Licensed Year 3                             $  50,000
Licensed Year 4                             $  75,000
Licensed Year 5                             $ 135,000
Licensed Year 6                             $ 200,000
Licensed Year 7 and thereafter              $ 250,000

                  6.2.2 Minimum Royalty payments, pursuant to Section 6.2.1, shall be made in quarterly installments in advance of each calendar quarter for the Licensed Year in which they are due. Such Minimum Royalty payments are not refundable nor applicable to succeeding Licensed Years.

ARTICLE 7 - ACCOUNTING AND PAYMENT SCHEDULE

         7.1 Royalties, pursuant to Section 6.1, shall be paid by LSI to INNOVATIVE on a quarterly basis for each Licensed Year within sixty (60) days following the end of that quarter, to the extent such royalties exceed the Minimum Royalty payments for that quarter of the Licensed Year made in advance under Section 6.2.

         7.2 Within sixty (60) days following the end of each quarter of the Licensed Year, LSI shall deliver to INNOVATIVE a report ("Royalty Report") in writing setting forth sales of Licensed Products (including a negative report, if appropriate). LSI shall keep accurate records, certified by it, showing the information by which LSI arrived at a royalty determination and will permit a person appointed by INNOVATIVE or Foundation to make such inspection of said records as may be necessary to verify Royalty Reports made by LSI.

         7.3 In making the royalty payments pursuant to Section 7.1, conversion from foreign currencies, if any, shall be based upon the conversion rate on the last day of the month in which the Net Sales Revenues were collected.

         7.4 Royalty payments which are delayed beyond the sixty (60) days after the end of the quarter in which they become due, pursuant to Section 7.1, shall be subject to a ten percent (10%) per annum charge for the first thirty
(30) days and an eighteen percent (18%) per annum thereafter.

SECTION 8 - LSI DUTY OF DILIGENCE

         8.1 LSI shall exercise due diligence to effect the introduction of Licensed Products into the commercial market as soon as practical. LSI agrees to develop and exploit Licensed




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Products with diligence by manufacture and/or sale of Licensed Products for the duration of the term of this Agreement. In any event, within thirty six (36) months from the Effective Date, LSI shall have commenced sales of Licensed Products and have achieved Net Sales Revenues of at least one and one-half million dollars (U.S.).

         8.2 Within thirty (30) days after the end of each Licensed Year, LSI shall provide an annual progress report to INNOVATIVE which describes the progress that LSI is making toward product introduction.

         8.3 LSI further agrees to maintain quality control over Licensed Products and generally attend to proper, safe, fair, lawful, and reasonable development and exploitation of the market for Licensed Products made and/or sold by it.

ARTICLE 9 -INFRINGEMENT OF LICENSED PATENT RIGHTS BY THIRD PARTIES

         9.1 In the event that any infringement of a Licensed Patent shall come to the attention of INNOVATIVE or LSI, then that party shall duly inform the other party, and INNOVATIVE shall inform Foundation. Foundation shall, in its sole discretion, determine whether or not to prosecute a patent infringement action. If Foundation elects not to prosecute a patent infringement action, then INNOVATIVE may cause legal proceedings against the alleged infringer at its own expense.

         9.2 In any proceedings initiated by Foundation or INNOVATIVE, Foundation or INNOVATIVE, as the case may be, shall be entitled to employ counsel and control the course of litigation. LSI, at the expense of Foundation or INNOVATIVE, shall cooperate with and assist Foundation or INNOVATIVE in any proceedings initiated or defended by Foundation or INNOVATIVE.

ARTICLE 10 - DEFENSE OF THIRD PARTY INFRINGEMENT CLAIMS

         10.1 In the event, INNOVATIVE or LSI becomes aware that LSI's activities pursuant to Article 2 is the subject of a claim for patent infringement, that party shall promptly notify the other and the parties shall consider the claim and the most appropriate action to take. LSI shall have the right to control the defense of any such suit brought against LSI and shall do so at its own expense. The parties shall have the right to require each other's reasonable cooperation in any such suit, upon written notice, and INNOVATIVE shall have the obligation to participate and LSI shall bear the costs of its participation. LSI shall have the right to enter into any settlement upon INNOVATIVE's written consent, which consent shall not be unreasonably withheld.

         10.2 In the event LSI's activities pursuant to Article 2 are enjoined as a result of a patent infringement claim based solely on the INNOVATIVE Technology, Licensed Patents, or Licensed Applications, the Minimum Royalty payments under Section 6.2 shall be suspended for the duration of the injunction. Should the Minimum Royalty payments be suspended due to an injunction and the injunction is subsequently terminated, LSI shall resume Minimum Royalty payments starting at the Licensed Year, pursuant to Section 6.2.1, at which the injunction was first imposed.



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ARTICLE 11 - INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS OF LSI

         11.1 In no event shall INNOVATIVE be liable for any loss, claim, damage, or liability, of any kind or nature, which may arise from or in connection with the acts of LSI under this Agreement.

         11.2 LSI agrees, at its sole expense, to indemnify or hold harmless INNOVATIVE and Foundation, their trustees, officers, directors, employees, agents, and consultants, including those at Cornell University, against any and all claims, suits, losses, damages, costs, fees, and expenses (including attorney fees and litigation costs), resulting from or arising out of acts by LSI under this Agreement. LSI shall reimburse INNOVATIVE for all of INNOVATIVE's expenses, including attorney fees and disbursements, arising out of or relating to a claim by INNOVATIVE to enforce Article 11.

         11.3 LSI will maintain general liability insurance in the amount of at least $1,000,000 per occurrence with a deductible of not more than $10,000 per occurrence with reasonable nationally recognized insurers for property damage and destruction and injury to or death of individuals. LSI will furnish INNOVATIVE upon request, and in any event on execution of this Agreement and on each anniversary of the Effective Date of this Agreement, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

         ARTICLE 12 - ASSIGNMENT

         12.1 The rights and obligations of LSI are not assignable except either (1) to a successor in its business or (2) to an entity under common ownership or control with LSI, provided such assignment is approved it writing by both INNOVATIVE and Foundation, which authorization will not be unreasonably withheld.

         ARTICLE 13 - TERMINATION

         13.1 This Agreement shall terminate at the end of the Term. However, the provisions of Article 14, 15, and 16 shall survive.

         13.2 INNOVATIVE and LSI may terminate this Agreement, in addition to pursuing any remedies available under law or in equity, for noncompliance by the other with any of the provisions herein by giving the noncomplying party written notice of such noncompliance and the opportunity to cure the same. If the non-complying party does not cure such noncompliance to the reasonable satisfaction of the party issuing the notice of noncompliance (the "Notifying Party") within sixty (60) days after giving the notice, the Notifying Party may terminate this Agreement.

         13.3 LSI may terminate this Agreement, without cause, by giving INNOVATIVE written notice one-year notice prior to such termination.

         ARTICLE 14 - ARBITRATION AND JURISDICTION

         14.1 Resolution of all disputes over the meaning and interpretation of this Agreement shall be attempted by conciliation and mediation, and, if such conciliation and mediation is unsuccessful, then disputes shall be finally settled by an Arbitrator selected by INNOVATIVE and LSI. If INNOVATIVE and LSI cannot agree on an Arbitrator, then disputes shall be resolved by an Arbitration Panel comprising one arbitrator appointed by INNOVATIVE, one arbitrator appointed by LSI, and a Chairman of the Arbitration Panel appointed by the first two arbitrators. Any such arbitration proceedings shall be adopted in accordance with generally accepted arbitration rules; shall be held in the State of New York, unless otherwise agreed by the parties; and judgment upon the arbitration award may be entered in any court having jurisdiction.

         14.2 In order to initiate procedures for dispute resolution by conciliation, mediation, and arbitration, either party shall give written notice to the other of its intention to resolve a dispute and, absent satisfactory resolution, then to arbitrate. Such notice shall contain a statement setting forth the nature of the dispute and the resolution sought. If, within thirty (30) days of such notice, a resolution by conciliation between the parties themselves or by mediation has not been achieved to the satisfaction of both parties, and, if within sixty (60) days from said written notice, an Arbitrator or Arbitration Panel has not been appointed with an arbitration schedule satisfactory to both parties, then either party may proceed with judicial remedies.

         14.3 The parties reserve the right and power to proceed with direct judicial remedies against the other without conciliation, mediation, or arbitration for claims relating to breach of the royalty payment and sales reporting provisions of this Agreement after giving written notice of such breach to LSI followed by an opportunity period of thirty (30) days in which to cure such breach. In collecting overdue royalty payments and securing compliance with reporting obligations, INNOVATIVE may use all judicial remedies available.

         ARTICLE 15 - CONFIDENTIAL INFORMATION

         15.1 In the course of carrying out their obligations under this Agreement, the parties may need to disclose to one another Confidential Information, including scientific information, business information, patent information, and legal information. All Confidential Information shall be provided in writing marked "CONFIDENTIAL" and, if initially disclosed verbally, shall be confirmed in writing within thirty (30) days disclosure and marked "CONFIDENTIAL." The obligation of confidentiality under this Agreement shall continue for the Term. The parties shall preserve any and all Confidential Information as confidential and shall not use any such Confidential Information except as necessary to carry out their rights and obligations under this Agreement. The party receiving Confidential Information shall have no liability to the party disclosing Confidential Information with respect to the use or disclosure to others not party to this Agreement, of Confidential Information which the receiving party can establish to,

                  (a) have been known by receiving party prior to communication by disclosing party to the receiving party;

                  (b) have been a matter of public knowledge at the time of such disclosure by the disclosing party;

                  (c) have become a matter of public knowledge, without fault on the part of the receiving party, subsequent to disclosure by the disclosing party to the receiving party; or

                  (d) have been disclosed to the receiving party from a third party lawfully having possession of such information without an obligation of confidentiality to the disclosing party.


         In the event that either party is required by a judicial or administrative process to disclose Confidential Information, it shall promptly notify the other party and allow that party a reasonable time to oppose such process.

         In no event shall the receiving party disclose any of the Confidential Information until it provides notice and reasonable proof to the disclosing party as required herein. 15.2 Upon termination of this Agreement, each party will return, without retention of any copies, all Confidential Information received from the other party.

         ARTICLE 16 - OWNERSHIP OF INVENTIONS

         16.1 INNOVATIVE shall have sole rights in all INNOVATIVE Technology as a result of either or both INNOVATIVE's ownership of INNOVATIVE Technology and/or Foundation's exclusive license to INNOVATIVE of the INNOVATIVE Technology.

         16.2     LSI shall have sole ownership of all LSI Technology.

         16.3 In the event, LSI makes any inventions relating to INNOVATIVE Technology or the use of INNOVATIVE Technology in accordance with Article 2 of this Agreement, LSI shall grant INNOVATIVE a royalty-free, worldwide, non-exclusive commercial license to make, have made, use, sell, offer to sell, or distribute products utilizing such inventions.

         ARTICLE 17 - MISCELLANEOUS

         17.1 Invalidity or enforceability of any provision of this Agreement in any particular respect shall not effect the validity and enforceability of any of the other provisions of this Agreement or of the same provision in any other respect.

         17.2 This Agreement contains the entire understanding between and among the parties hereto and supersedes any prior understandings and agreements between or among them respecting the subject matter of this Agreement.

         17.3 No amendment, modification, or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party. The officers signing this Agreement shall be "duly authorized officers" for all purposes of this Agreement, unless notice is given to the contrary.

         17.4 No provision of this Agreement shall be waived by any act, omission, or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

         17.5 This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of New York.

         17.6 This Agreement may be executed in several counterparts, each of which shall be deemed an original copy and all of which shall constitute one agreement binding on all parties hereto notwithstanding that all parties shall not have signed the same counterparts.

         17.7 LSI agrees that it will not use the indicia or name INNOVATIVE or any of INNOVATIVE's personnel in advertising, promotion, labeling of Licensed Products or in fund raising without prior written approval of INNOVATIVE.

         17.8 LSI agrees that it will not use the indicia or names of Foundation, Cornell University or of any of their personnel in advertising, promotion, labeling of Licensed Products or in fund raising without prior written approval of Foundation or Cornell University or any of their personnel.

         17.9 Reports, notices, and other communications to INNOVATIVE shall be addressed to:

                        President
                        INNOVATIVE Biotechnologies International, Inc. 335 Lang Boulevard
                        Grand Island, New York 14072

and notices and communications to LSI shall be addressable to:

                        Alex Burns
                        Life Sciences, Inc.
                        2900 72nd Street North, St.
                        Petersburg, FL 33710

IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.

ATTEST:                                   INNOVATIVE BIOTECHNOLOGIES
                                          INTERNATIONAL , INC.

                                          By: /s/ Richard A. Montagna
                                             ----------------------------------
                                                  Richard A. Montagna

                                          Title:  President
                                          Date:
                                               --------------------------------

                                          ATTEST: LIFE SCIENCES, INC.

                                          By: /s/ Alex A. Burns
                                             ----------------------------------
                                                  Alex A. Burns

                                          Title:  Vice President
                                                -------------------------------

                                          Date:
                                               --------------------------------

                                    EXHIBIT A
                            U. S. PATENT APPLICATIONS


U.S. PATENT APPLICATION SERIAL NO. 09/027,324
"Liposome-Enhanced Immunoaggregation Assay & Test Device."

U.S. PATENT APPLICATION SERIAL NO. 09/034,086
"Liposome-Enhanced Immunoassay & Test Device."

U.S. PATENT APPLICATION SERIAL NO. 08/722,901
"Interdigitated Arrays for Liposome-Enhanced Immunoassay & Test Device."

U.S. PROVISIONAL PATENT APPLICATION NO. 60/086,190
"Liposome-Enhanced Nucleic Acid Detection Assay."

U.S. PROVISIONAL PATENT APPLICATION NO. 60/106,122
"Liposome-Based Analytical Test Device & Method."

                                    EXHIBIT B
                               ISSUED U.S. PATENTS


U.S. PATENT NO. 5,789,154
"Liposome-Enhanced Immunoassay & Test Device."

U.S. PATENT NO. 5,756,362
"Liposome-Enhanced Immunoaggregation Assay & Test Device."

U.S. PATENT NO. 5,753,519
"Liposome-Enhanced Immunoassay & Test Device."

                                    EXHIBIT C
                         DEFINITION OF NASBA TECHNOLOGY


The term "NASBA" refers to Nucleic Acid Sequence Based Amplification, an isothermal, transcription-based enzymatic nucleic acid amplification procedure that can be applied to both RNA and DNA targets. The reaction process for RNA analytes is depicted in Figure 1. The process is initiated by the annealing of an oligonucleotide primer (designated P1) to the RNA target present in the nucleic acid extract obtained from the test sample. The 3' end of the P1 primer is complementary to the target analyte; the 5' end encodes the T7 RNA polymerase promoter. After annealing, the reverse transcriptase activity of AMV-RT is engaged and a cDNA copy of the RNA target is produced. The RNA portion of the resulting hybrid molecule is hydrolyzed through the action of RNase H. This permits the second primer (P2; sense), which is complementary to an upstream portion of the RNA target, to anneal to the cDNA strand. This permits the DNA-dependent DNA polymerase activity of AMV-RT to be engaged, producing a double stranded cDNA copy of the original RNA analyte with a functional T7 RNA polymerase promoter at one end. This promoter is then recognized by the T7 RNA polymerase, which produces a large amount of anti-sense, single stranded RNA transcripts corresponding to the original RNA target. These anti-sense RNA transcripts can then serve as templates for the amplification process, however the primers anneal in the reverse order. The entire NASBA process is isothermal and is generally conducted at 41oC. For the amplification of DNA, the process is the same as described in Figure 1, except that an initial heat denaturing step (e.g., 100oC, 5 minutes) is required before the addition of the enzymes to the reaction mix.

Both INNOVATIVE and LSI understand and agree that a NASBA reaction may be performed in one or more other manners similar to, but different from, that depicted in Figure 1. Where LSI can demonstrate by documentary evidence that it has obtained license rights from Organon Teknika to employ such other methods for performance of NASBA, then INNOVATIVE and LSI hereby agree that such other methods of performing NASBA shall be included in the definition of NASBA.

                   [GRAPHIC OF NASBA AMPLIFICATION REACTION]

EXHIBIT D
NATIONS OF SUB-SAHARA AFRICA

              Angola                                Mali
              Botswana                              Mauritania
              Burkina Faso                          Mozambique
              Burundi                               Namibia
              Cameroon                              Niger
              Central Africa                        Nigeria
              Chad                                  Rwanda
              Djibouti                              Senegal
              Equatorial Guinea                     Sierra Leone
              Eritrea                               South Africa
              Ethiopia                              Sudan
              Gambia                                Somalia
              Ghana                                 Tanzania
              Ivory Coast                           Togo
              Kenya                                 Uganda
              Lesotho                               Zaire
              Liberia                               Zambia
              Madagascar                            Zimbabwe
              Malawi